Exhibit 99.1

Xenith Bankshares, Inc. Reports Second Quarter and

First Half 2014 Results, Loan Growth of 24%

RICHMOND, VA, August 6, 2014 — Xenith Bankshares, Inc. (Nasdaq: XBKS), parent company of Xenith Bank, a business-focused bank serving the Greater Washington, D.C., Richmond and Greater Hampton Roads, Virginia markets, today announced financial results for the three and six months ended June 30, 2014.

On June 30, 2014, the company completed the previously announced merger of Colonial Virginia Bank (“CVB”) with and into Xenith Bank, with Xenith Bank being the surviving bank. The transaction is reflected in the company’s consolidated balance sheet; however, because the transaction was completed after the close of business on June 30, 2014, there was no contribution of earnings from CVB in the second quarter.

Xenith Bankshares recorded a net loss of $205 thousand, or ($0.02) per common share, in the second quarter of 2014 , compared to net income of $552 thousand, or $0.05 per common share, in the second quarter of 2013. The net loss in the second quarter of 2014 was driven by merger-related costs (pre-tax $428 thousand) and a fraud loss from an ACH transaction (pre-tax $205 thousand). For the first six months of 2014, net income was $50 thousand, or $0.00 per common share, which includes merger-related costs (pre-tax $634 thousand), and the before-mentioned fraud loss (pre-tax $205 thousand) compared to $970 thousand, or $0.09 per common share, for the first six months of 2013. Results for the first half of 2014 reflected an effective income tax rate of 81% primarily resulting from the non-deductibility of certain merger-related transaction costs. Additionally, accretion from acquired loan discounts was lower for the second quarter and first half of 2014 compared to the same periods in 2013.

T. Gaylon Layfield, III, President and Chief Executive Officer, commented: “Xenith’s core loan growth was strong in the first half of 2014. Through June our annualized loan growth was 22%, excluding loans acquired in the CVB transaction. CVB added an additional $70 million of loans to our balance sheet. We continue to focus sharply on lending to commercial and industrial and commercial real estate customers in our targeted markets, while building a balanced and diversified loan portfolio funded primarily by core deposits. Each investment we make is evaluated based on its meeting or exceeding our risk-adjusted return hurdles.”

“We are pleased to have completed the acquisition of CVB as planned on June 30, 2014. The addition of CVB will allow us to continue to leverage our infrastructure over a larger asset base to accelerate earnings growth. We are also pleased to bring more sales focus to the Hampton Roads market.”

Layfield continued: “While our first two quarters of the year include considerable noise from non-recurring costs, our operating earnings have improved as we have grown loans and discount accretion had a reduced impact on net interest income and margin. We are certainly disappointed Xenith was targeted for fraudulent ACH activity, but we believe the vulnerability that allowed this Internet banking activity to occur has been corrected.”

Second Quarter and First Half 2014 Highlights

•	Income before income tax in the three months ended June 30, 2014 was a loss of $197 thousand compared to income of $829 thousand in the same period of 2013. Second quarter pre-tax net income included $428 thousand in merger-related costs and a $205 thousand charge related to an ACH fraud originated by an account holder through the company’s online banking platform. Accretion in the second quarter of 2014 was $139 thousand compared to $498 thousand in the 2013 period.

•	Income before income tax for the six months ended June 30, 2014 and 2013 was $266 thousand and $1.49 million, respectively. First half 2014 pre-tax income included $634 thousand in merger-related costs and the $205 thousand fraud loss discussed above. Accretion in the first half of 2014 was $278 thousand compared to $999 thousand in the 2013 period.

•	Net loans were $666.2 million at June 30, 2014, up 24.2%, compared to $536.5 million at December 31, 2013. Loans at June 30, 2014, included approximately $70 million acquired in the CVB transaction.

•	Average interest-earning assets in the second quarter of 2014 were $682.7 million, up 20% from $570.1 million for the year ended December 31, 2013. As the acquisition of CVB took place on June 30, 2014, average interest-earning asset balances for the second quarter were minimally affected.

•	Total assets at June 30, 2014 were $883.4 million compared to $679.9 million at December 31, 2013. Total assets acquired in the CVB acquisition were $114.4 million.

•	Deposits at June 30, 2014 were $757.2 million, including approximately $101 million assumed in the CVB transaction. Excluding the assumed deposits, balances grew at an annualized rate of 30% from $569.2 million at December 31, 2013.

•	While our asset quality ratios were negatively affected by the CVB acquisition, asset quality and coverage for loan losses remained strong at June 30, 2014 with nonperforming assets to total assets of 0.95%, nonperforming assets to total loans of 1.25% and an allowance for loan and lease losses to nonaccrual loans of 84.41%.

•	Net charge-offs as a percentage of average loans were 0.01% for the six months ended June 30, 2014 compared to 0.20% for the year ended December 31, 2013.

•	Capital strength was reflected in ratios that were well above regulatory standards for “well-capitalized” banks, with a Tier 1 leverage ratio of 11.27%, a Tier 1 risk-based capital ratio of 11.86%, and a total risk-based capital ratio of 12.81% at June 30, 2014.

Operating Results

Income Statement

Total interest income for the three months ended June 30, 2014 was $6.71 million compared to $6.10 million for the three months ended June 30, 2013. For the three-month period, total interest income reflected average interest-earning assets of $682.7 million compared to $539.1 million in the same period of 2013. For the first six months of 2014, total interest income was $13.04 million compared to $12.29 million for the first six months of 2013. For the first six months, interest income reflected average interest-earning assets of $661.2 million compared to $543.9 million for the comparable 2013 period. Despite higher average interest-earning asset balances, asset yields in the first six months of 2014 were 3.95% compared to 4.52% in the comparable 2013 period. These declines were primarily due to downward interest rate pressure and lower accretion of fair value adjustments from acquired loans. Accretion from acquired loans decreased to $139 thousand in the three months ended June 30, 2014 from $498 thousand in the three months ended June 30, 2013, and to $278 thousand in the first six months of 2014 from $999 thousand in the first six months of 2013.

Total interest expense for the three months ended June 30, 2014 was $961 thousand compared to $851 thousand for the three months ended June 30, 2013. Average interest-bearing liabilities in the three-month period of 2014 increased to $531.6 million from $401.9 million in the comparable 2013 period. Despite higher average balances, the cost of total liabilities declined to 0.72% in the three-month period of 2014 from 0.85% in the comparable period of 2013, as the company re-priced interest-bearing deposit accounts and added noninterest-bearing demand deposit accounts. For the first six months of 2014, total interest expense was $1.83 million compared to $1.79 million for the first six months of 2013. Average interest-bearing liabilities in the first six months of 2014 increased to $508.6 million from $406.6 million in the comparable 2013 period. The cost of total liabilities declined to 0.72% in the first six months of 2014 from 0.88% in the first six months of 2013.

Net interest income after provision for loan and lease losses was $5.15 million in second quarter of 2014 compared to $5.25 million in the second quarter of 2013. Net interest income after provision for loan and lease losses was $10.38 million in the first half of 2014 compared to $10.09 million in the first half of 2013. Net interest income after provision for loan and lease losses in the 2014 periods was affected by margin pressure and lower accretion on acquired loans. Higher provision expense was the result of loan growth and the level of past due loans in the company’s guaranteed student loan portfolio. Net interest income after provision for loan and lease losses in the second quarter of 2014 reflected $602 thousand in provision expense compared to $4 thousand of provision expense in second quarter of 2013, while loan and lease loss provision expense in the first half of 2014 was $830 thousand compared to provision expense of $415 thousand in the first half of 2013. During the first six months of 2014, net loan growth, including approximately $70 million in loans acquired in the CVB transaction, was $129.7 million compared to a net decline of $4.4 million in the first six months of 2013.

Net interest margin in second quarter 2014 was 3.37% compared to 3.90% in second quarter 2013. Net interest margin for the first six months of 2014 was 3.39% compared to 3.86% for the first six months of 2013. Net interest margin pressure caused by the continued low interest rate environment, especially for loans, and a decline in accretion from acquired loans negatively impacted the company’s net interest margin in the 2014 periods.

Total noninterest income was $262 thousand in the second quarter of 2014 compared to a $373 thousand in the second quarter of 2013. Service charges on deposit accounts for the three months ended June 30, 2014 increased 22% compared to the three months ended June 30, 2013. For the first six months of 2014, noninterest income was $580 thousand compared to $1.03 million for the first six months of 2013. Income from service charges increased 32% in the first six months of 2014 compared to the comparable 2013 period. Noninterest income in the both periods of 2014 includes a $32 thousand bargain purchase gain related to the CVB acquisition, an amount that is subject to change as the company finalizes its purchase accounting adjustments. Noninterest income in the 2013 periods included a net gain on the sale of collateral, as well as net gains from the sale of securities.

Noninterest expense in the second quarter of 2014 was $5.61 million compared to $4.79 million in the second quarter of 2013. The increase in noninterest expense was the result of merger-related costs associated with the CVB transaction, costs associated with the outsourcing of the servicing of the company’s guaranteed student loan portfolio, and the ACH fraud loss. With respect to the fraud loss, the company has filed a claim with its insurance carrier for recovery of this loss, net of the deductible, but cannot predict the outcome or timing of any recovery. First half 2014 noninterest expense was $10.70 million, compared to $9.63 million in the first half of 2013. When excluding merger-related costs, guaranteed student loan servicing costs, and the ACH fraud loss (total of $1.16 million), noninterest expense in the six months ended June 30, 2014 was flat when compared to the comparable 2013 period.

Income tax expense in the second quarter of 2014 was $8 thousand, or a (4%) effective rate, and $216 thousand, or an 81% effective rate, for the first half of 2014. The high effective rate of tax in the 2014 periods is due to the non-deductibility of certain CVB merger-related transaction costs.

Balance Sheet

Loans after allowance for loan and lease losses grew to $666.2 million at June 30, 2014 from $536.5 million at December 31, 2013, which includes approximately $70 million of loans acquired in the CVB transaction. Net loan balances at June 30, 2014 included $91.7 million of guaranteed student loans purchased in the third and fourth quarters of 2013. As of June 30, 2014, the company’s participation in a mortgage warehouse lending program, increased to $23.7 million compared to $3.4 million at December 31, 2013. Prior to June 30, 2014, these loans were categorized as loans held for sale on the company’s balance sheet. Beginning with June 30, 2014, these loans are included as loans held for investment and all prior periods presented reflect this reclassification.

Securities available for sale were $73.9 million at June 30, 2014, including $17.4 million acquired in the CVB transaction compared to $69.2 million at December 31, 2013. Securities held to maturity were $9.3 million at June 30, 2014. Total securities as a percentage of the company’s total assets were 9.4% at June 30, 2014.

Total assets were $883.4 million at June 30, 2014, including $114.4 million of assets acquired in the CVB transaction, compared to $679.9 million at December 31, 2013.

Deposits grew to $757.2 million at June 30, 2014 from $569.2 million at December 31, 2013, which includes approximately $101 million of deposits assumed in the CVB transaction.

Layfield commented: “With respect to interest rate risk, we have taken a long-term view and the influence of the Federal Reserve’s quantitative easing, which is anticipated by many to end in October 2014. We have been cautious about long-term fixed rate lending and adding fixed-rate securities to our portfolio. The majority of our loans have floating rates tied to prime or Libor and are funded by core deposits. In late 2013, we invested excess liquidity into guaranteed student loans that, on average, are nearly 98% U.S. government guaranteed, are 20% risk weighted, and generally re-price every 90 days was designed to align with our asset and liability management strategies.”

Asset and Credit Quality

At June 30, 2014, the ratio of nonperforming assets to total assets was 0.95%, the ratio of nonperforming assets to total loans was 1.25%, and the ratio of the company’s allowance for loan and lease losses (ALLL) to nonaccrual loans was 84.41%. Asset quality measures were negatively affected by the CVB acquisition. Net charge-offs as a percentage of average loans were 0.01% as of June 30, 2014. The company’s ALLL as a percentage of total loans was 0.89% at June 30, 2014, and this measure excluding guaranteed student loans was 0.91%.1 Provision for loan and lease losses on guaranteed student loans is calculated on that portion of carrying values that is not covered by the U.S. Government guarantee. ALLL plus remaining discounts (fair value adjustments) on acquired loans as a percentage of total loans was 1.96% as of June 30, 2014.1

Capital and Shareholder Value Measures

Capital ratios remained above regulatory standards for “well-capitalized” banks, with a Tier 1 leverage ratio of 11.27%, a Tier 1 risk-based capital ratio of 11.86%, and a total risk-based capital ratio of 12.81% at June 30, 2014.

Total shareholders’ equity was $99.4 million at June 30, 2014 compared to $87.7 million at December 31, 2013. The increase in equity was primarily the result of the equity contributed in the CVB acquisition. Tangible book value1 at June 30, 2014 was $6.21 per share of common equity compared to $6.10 at December 31, 2013. Return on average assets was (0.11%) for the second quarter of 2014 compared to 0.15% for the first quarter of 2014. Return on average common equity was (1.01%) for the second quarter of 2014 compared to 1.27% for the first quarter of 2014.

Outlook

Layfield concluded: “We are pleased to have completed our acquisition of CVB and look forward to its contributions to Xenith as we leverage our platform. In executing our strategic plan and business model, we continue to anticipate solid organic loan and deposit growth with an eye towards thoughtful and prudent acquisitions. As I have stated before, while industry overcapacity and pricing are of concern, we continue to be optimistic that we will deliver on our strategic plan.”

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of June 30, 2014, the company had total assets of $883.4 million, total deposits of $757.2 million, and total shareholders’ equity of $99.4 million. Xenith Bank’s target markets are Greater Washington, DC, Richmond, VA, and Greater Hampton Roads, VA metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has eight branch locations in Tysons Corner, Richmond, Suffolk and Gloucester, Virginia and one loan production office in Gloucester, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol “XBKS.”

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares’ business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares’ public filings with the Securities and Exchange Commission (the “SEC”), including those outlined in Part I, Item 1A, “Risk Factors” of Xenith Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2013 and under “Risk Factors” in Xenith Bankshares’ proxy statement/prospectus (Registration No. 333-195108) that was filed with the SEC on April 30, 2014 with respect to the merger of CVB with and into Xenith Bank. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

[1]	Please see the discussion of non-GAAP financial measures at the end of the financial tables.

# # # # #

Contact:

Thomas W. Osgood

Executive Vice President, Chief Financial Officer,

Chief Administrative Officer and Treasurer

(804) 433-2209

tosgood@xenithbank.com

-Selected Financial Tables Follow-

XENITH BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2014 AND DECEMBER 31, 2013

(in thousands, except share data)	(Unaudited) June 30, 2014	December 31, 2013
Assets
Cash and cash equivalents
Cash and due from banks	$36,862	$24,944
Federal funds sold	37,499	5,749

Total cash and cash equivalents	74,361	30,693
Securities available for sale, at fair value	73,852	69,185
Securities held to maturity, at cost (fair value - $9,542)	9,283	—
Loans, net of allowance for loan and lease losses, 2014 - $6,016; 2013 - $5,305	666,221	536,500
Premises and equipment, net	8,218	5,069
Other real estate owned, net	1,298	199
Goodwill and other intangible assets, net	16,372	15,624
Accrued interest receivable	3,809	2,403
Deferred tax asset	6,201	4,345
Bank owned life insurance	13,904	9,690
Other assets	9,864	6,188

Total assets	$883,383	$679,896

Liabilities and Shareholders’ Equity
Deposits
Demand and money market	$431,214	$359,455
Savings	12,531	4,785
Time	313,466	204,958

Total deposits	757,211	569,198
Accrued interest payable	262	215
Federal funds purchased and borrowed funds	20,000	20,000
Supplemental executive retirement plan	2,241	—
Other liabilities	4,228	2,797

Total liabilities	783,942	592,210

Shareholders’ equity
Preferred stock, $1.00 par value, $1,000 liquidation value, 25,000,000 shares authorized as of June 30, 2014 and December 31, 2013; 8,381 shares issued and outstanding as of June 30, 2014 and December 31, 2013	8,381	8,381
Common stock, $1.00 par value, 100,000,000 shares authorized as of June 30, 2014 and December 31, 2013; 12,035,248 shares issued and outstanding as of June 30, 2014 and 10,437,630 shares issued and outstanding as of December 31, 2013	12,035	10,438
Additional paid-in capital	80,958	71,797
Accumulated deficit	(1,750)	(1,758)
Accumulated other comprehensive loss, net of tax	(183)	(1,172)

Total shareholders’ equity	99,441	87,686

Total liabilities and shareholders’ equity	$883,383	$679,896

See notes to consolidated financial statements.

XENITH BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2014 AND 2013

(Unaudited)

(in thousands, except per share data)	June 30, 2014	June 30, 2013
Interest income
Interest and fees on loans	$6,287	$5,758
Interest on securities	356	270
Interest on federal funds sold and deposits in other banks	67	76

Total interest income	6,710	6,104

Interest expense
Interest on deposits	513	535
Interest on time certificates of $100,000 and over	351	223
Interest on federal funds purchased and borrowed funds	97	93

Total interest expense	961	851

Net interest income	5,749	5,253
Provision for loan and lease losses	602	4

Net interest income after provision for loan and lease losses	5,147	5,249

Noninterest income
Service charges on deposit accounts	128	105
Gain on sales of securities	22	132
Bargain purchase gain	32	—
Increase in cash surrender value of bank owned life insurance	77	23
Other	3	113

Total noninterest income	262	373

Noninterest expense
Compensation and benefits	2,784	2,790
Occupancy	366	370
FDIC insurance	126	109
Bank franchise taxes	191	216
Technology	558	432
Communications	79	59
Insurance	72	74
Professional fees	492	256
Amortization of intangible assets	91	91
Guaranteed student loan servicing	168	—
Other	679	396

Total noninterest expense	5,606	4,793

(Loss) income before income tax	(197)	829
Income tax expense	8	277

Net (loss) income	(205)	552

Preferred stock dividend	(21)	(21)

Net (loss) income available to common shareholders	$(226)	$531

(Loss) earnings per common share (basic and diluted):	$(0.02)	$0.05

See notes to consolidated financial statements.

XENITH BANKSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013

(Unaudited)

(in thousands, except per share data)	June 30, 2014	June 30, 2013
Interest income
Interest and fees on loans	$12,181	$11,618
Interest on securities	727	520
Interest on federal funds sold and deposits in other banks	134	154

Total interest income	13,042	12,292

Interest expense
Interest on deposits	992	1,115
Interest on time certificates of $100,000 and over	640	489
Interest on federal funds purchased and borrowed funds	196	186

Total interest expense	1,828	1,790

Net interest income	11,214	10,502
Provision for loan and lease losses	830	415

Net interest income after provision for loan and lease losses	10,384	10,087

Noninterest income
Service charges on deposit accounts	262	199
Net (loss) gain on sale and write-down of other real estate owned and other collateral	(39)	346
Gain on sales of securities	22	291
Bargain purchase gain	32	—
Increase in cash surrender value of bank owned life insurance	160	23
Other	143	175

Total noninterest income	580	1,034

Noninterest expense
Compensation and benefits	5,607	5,748
Occupancy	720	734
FDIC insurance	240	207
Bank franchise taxes	381	413
Technology	962	819
Communications	156	121
Insurance	144	148
Professional fees	909	510
Amortization of intangible assets	182	182
Guaranteed student loan servicing	323	—
Other	1,074	747

Total noninterest expense	10,698	9,629

Income before income tax	266	1,492
Income tax expense	216	522

Net income	50	970

Preferred stock dividend	(42)	(42)

Net income available to common shareholders	$8	$928

Earnings per common share (basic and diluted):	$0.00	$0.09

See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

($ in thousands, except per share data)

PERFORMANCE RATIOS	Quarter Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013	2013
Net interest margin (1)	3.37%	3.42%	3.50%	4.38%	3.90%	3.89%
Return on average assets (2)	–0.11%	0.15%	0.16%	0.50%	0.39%	0.33%
Return on average common equity (3)	–1.01%	1.27%	1.34%	3.78%	2.77%	2.49%
Efficiency ratio (4)	93%	88%	83%	74%	85%	81%
Net (loss) income	$(205)	255	268	748	552	1,986
(Loss) earnings per common share (basic and diluted)	$(0.02)	0.02	0.02	0.07	0.05	0.18

(1)	Net interest margin is net interest income divided by average interest-earning assets.
(2)	Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3)	Return on average equity is net income for the respective period (annualized for quarter periods) divided by average equity for the respective period.
(4)	Efficiency ratio is noninterest expenses divided by the sum of net interest income and noninterest income.

ASSET QUALITY RATIOS	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Net charge-offs as a percentage of average loans	0.01%	0.01%	0.20%	0.13%	0.09%
Allowance for loan and lease losses (ALLL) as a percentage of loans (1)	0.89%	0.96%	0.98%	1.09%	1.06%
ALLL as a percentage of loans excluding guaranteed student loans (2)	0.91%	1.07%	1.14%	1.13%	1.06%
ALLL plus remaining discounts (fair value adjustments) on acquired loans as a percentage of gross loans (3)	1.96%	1.72%	1.78%	2.17%	2.57%
ALLL to nonaccrual loans (1)	84.41%	126.06%	138.78%	126.59%	100.08%
Nonperforming assets as a percentage of loans	1.25%	0.79%	0.74%	0.73%	1.12%
Nonperforming assets as a percentage of total assets	0.95%	0.65%	0.59%	0.73%	0.89%

(1)	ALLL excludes discounts (fair value adjustments) on acquired loans.
(2)	Ratio is a non-GAAP financial measure calculated as ALLL on gross loans excluding the portion of ALLL attributable to guaranteed student loans, divided by gross loans excluding guaranteed student loans. See discussion of non-GAAP financial measures below. The company held no guaranteed student loans prior to the quarter ended September 30, 2013.
(3)	Ratio is a non-GAAP financial measure calculated as the sum of ALLL and discounts (fair value adjustments) on acquired loans divided by the sum of gross loans and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL RATIOS	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Tier 1 leverage ratio	11.27%	10.60%	10.52%	12.01%	12.39%
Tier 1 risk-based capital ratio	11.86%	12.88%	13.35%	13.82%	13.69%
Total risk-based capital ratio	12.81%	13.93%	14.42%	14.89%	14.71%
Book value per common share (1)	$7.57	7.72	7.60	7.58	7.51
Tangible book value per common share (2)	$6.21	6.23	6.10	6.07	6.00

(1)	Book value per common share is total shareholders’ equity less preferred stock divided by common shares outstanding at the end of the respective period.
(2)	Tangible book value per common share is a non-GAAP financial measure calculated as total shareholders’ equity less the sum of preferred stock and goodwill and other intangible assets divided by common shares outstanding at the end of the respective period. See discussion of non-GAAP financial measures below.

AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013	2013
Total assets	$726,978	684,064	685,687	597,476	570,991	608,070
Loans, net of allowance for loan and lease losses (2)	$579,706	543,468	485,616	452,882	435,142	452,577
Total deposits	$610,797	563,451	574,171	485,511	460,288	496,763
Shareholders’ equity	$89,469	88,643	88,322	87,598	88,153	87,995

(1)	Average balances are computed on a daily basis.
(2)	June 30, 2014 and comparative prior quarter end balances include loans previously reported as held for sale.

END OF PERIOD BALANCES	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Total assets	$883,383	683,544	679,896	606,260	578,931
Loans, net of allowance for loan and lease losses (1)	$666,221	558,600	536,500	466,516	455,452
Total deposits	$757,211	569,951	569,198	495,821	464,676
Shareholders’ equity	$99,441	88,767	87,686	87,700	87,138

(1)	June 30, 2014 and comparative prior quarter end balances include loans previously reported as held for sale.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013

ALLL as a % of Loans excluding guaranteed student loans
Allowance for loan and lease losses	$6,016	5,414	5,305	5,129	4,882
Deduct: ALLL attributable to guaranteed student loans	$737	379	195	16	—

ALLL excluding amount attributable to guaranteed student loans	5,279	5,035	5,110	5,113	4,882

Gross loans	$672,237	564,014	541,805	471,645	460,334
Deduct: Guaranteed student loans	$92,435	93,142	94,028	20,973	—

Gross loans, excluding guaranteed student loans	579,802	470,872	447,777	450,672	460,334

ALLL as a percentage of gross loans, excluding guaranteed student loans	0.91%	1.07%	1.14%	1.13%	1.06%

ALLL + Discount / Gross Loans
Allowance for loan and lease losses	$6,016	5,414	5,305	5,129	4,882
Add: Discounts (fair value adjustments) on acquired loans	$7,279	4,366	4,442	5,237	7,134

Total ALLL + discounts on acquired loans	13,295	9,780	9,747	10,366	12,016

Gross loans + discounts (fair value adjustments) on acquired loans	679,516	568,380	546,247	476,882	467,468

ALLL plus discounts (fair value adjustments) on acquired loans as a percentage of gross loans	1.96%	1.72%	1.78%	2.17%	2.57%

Tangible book value per common share
Total shareholders’ equity	$99,441	88,767	87,686	87,700	87,138
Deduct: Preferred stock	$8,381	8,381	8,381	8,381	8,381

Common shareholders’ equity	91,060	80,386	79,305	79,319	78,757
Deduct: Goodwill and other intangible assets	$16,372	15,533	15,625	15,716	15,807

Tangible common shareholders’ equity	74,688	64,853	63,680	63,603	62,950

Common shares outstanding	12,035	10,417	10,438	10,471	10,488

Tangible book value per common share	$6.21	6.23	6.10	6.07	6.00

Allowance for loan and lease losses (ALLL) as a percentage of gross loans excluding guaranteed student loans, ALLL plus discounts on acquired loans as a percentage of gross loans, and tangible book value per share are supplemental financial measures that are not required by, or presented in accordance with, U.S. GAAP. Management believes that ALLL as a percentage of gross loans excluding guaranteed student loans, and ALLL plus discounts on acquired loans are meaningful because they are two measures we use to assess our asset quality. Management believes that tangible book value per common share is meaningful because it is one of the measures we use to assess capital adequacy. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Book value is the same as shareholders’ equity presented on our consolidated balance sheets. Our calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.